AVX

	      Notice of Annual Meeting  of Shareholders

			To Be Held July 17, 1997

AVX CORPORATION
801 17th Avenue South  Myrtle Beach, South Carolina 29577


To our Shareholders:

	The Annual Meeting of Shareholders of AVX Corporation, a Delaware corporation, will be held at the Kingston Plantation Radisson Resort, 9800 Lake Drive, Myrtle Beach, South Carolina, on Thursday, July 17, 1997, at 10:00 a.m., for the purpose of acting upon the following matters, as well as such other business as may properly come before the Annual Meeting or any adjournment thereof:

	1.      To elect thirteen directors;

	2       To ratify amendments to the 1995 Stock Option Plan;

	3. To ratify the appointment of Coopers & Lybrand, L.L.P. as the Company's independent auditors for the fiscal year
		       commencing April 1, 1997; and

	4. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

	Only shareholders of record on the books of the Company on May 24, 1997, will be entitled to vote at the Annual Meeting or any adjournment thereof.

	In order that your shares of stock may be represented at the Annual Meeting, please date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you attend the Annual Meeting, you may vote in person even though you have previously sent in your proxy card.







/S/ John S. Gilbertson
   ------------------
   John S. Gilbertson
   Corporate Secretary

Myrtle Beach, South Carolina
June 5, 1997







			     YOUR VOTE IS IMPORTANT
	      PLEASE COMPLETE, DATE AND SIGN YOUR PROXY CARD AND
		  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

				 AVX Corporation
		      801 17th Avenue South, Myrtle Beach, SC 29577

		      ___________________________________
				PROXY STATEMENT
			 Annual Meeting of Shareholders
			   To be held July 17, 1997
		    --------------------------------------


	This Proxy Statement is furnished to the shareholders of AVX Corporation ("AVX" or the "Company") in connection with the solicitation on behalf of the Board of Directors (the "Board") of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on July 17, 1997, at 10:00 a.m., at the Kingston Plantation Radisson Resort, 9800 Lake Drive, Myrtle Beach, South Carolina and any adjournment thereof. The Company expects that this Proxy Statement, with the accompanying proxy and the Annual Report for fiscal year ended March 31, 1997, will be mailed to shareholders on or about June 5, 1997.

	Each share of AVX Corporation common stock, par value $.01 ("Common Stock"), outstanding at the close of business on May
23, 1997, will be entitled to one vote on all matters acted upon at the Annual Meeting. On May 24, 1997, the date for determining shareholders entitled to vote at the Annual Meeting, 88,000,000 shares of Common Stock were outstanding.

	Shares will be voted in accordance with the instructions indicated in a properly executed proxy. In the event that the voting instructions are omitted on any such proxy, the shares represented by such proxy will be voted as recommended by the Board. Shareholders have the right to revoke their proxies at any time prior to a vote being taken, by (i) delivering written notice of revocation before the Annual Meeting to the Corporate Secretary at the Company's principal offices; (ii) executing a proxy bearing a later date or time than the proxy being revoked provided the new proxy is received by Wachovia Bank of North Carolina (which will have a representative present at the Annual Meeting); or (iii) voting in person at the Annual Meeting.

	The presence at the Annual Meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies indicating stockholder abstentions will, in accordance with Delaware law, be counted as represented at the Annual
Meeting for purposes of determining whether there is a quorum present, but will not be voted for or against the proposal.
However, the effect of marking a proxy for abstention on any proposal, other than the election of directors, has the same effect as a vote against the proposal. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum, but will not be voted on such matter and will not be counted for purposes of determining the number of votes cast on such matter. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

	The Company has been informed by the Trustee for the Company's Stock Bonus Plans and the Deferred Compensation Plan that shares of Common Stock held by the Trustee for such plans will be voted by the Trustee in accordance with instructions received from the participants, and if no instructions are received, such shares will be voted in the same proportion as shares for which instructions are received from other participants in the plan.

	At the date of this Proxy Statement, management does not know of any matter to be brought before the Annual Meeting for action other than the matters described in the Notice of Annual Meeting and matters incident thereto. If any other matters should properly come before the Annual Meeting, the holders of the proxies will vote and act with respect to such matters in accordance with their best judgment. Discretionary authority to do so is conferred by the enclosed proxy.

				  PROPOSAL I
			     ELECTION OF DIRECTORS

	The following thirteen directors have been nominated by the Board. Unless contrary instructions are given, it is intended that the votes represented by the proxies will be cast for the election of the persons listed below as directors. The affirmative vote of the holders of a plurality of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the directors. In the event that any of the nominees should become unavailable, the Board may designate a substitute. It is intended that all properly executed and returned proxies will be voted for such substitute nominee. All directors hold office until the next Annual Meeting of shareholders or until their successors have been duly elected and qualified.

KAZUO INAMORI   Age 65  Chairman Emeritus of the Board effective
July 5, 1997. Chairman of the Board from the Company's acquisition by Kyocera Corporation ("Kyocera") in January 1990 to July 1997, Chairman of the Board of Kyocera, which he founded in 1959.

BENEDICT P. ROSEN       Age 61  Chairman of the Board effective July 5,
1997 and President and Chief Executive Officer of the Company since April 1993 and a member of the Board since January 1990.
Executive Vice President from February 1985 to March 1993 and employed by the Company since 1972. Senior Managing and Representative Director of Kyocera since June 1995 and previously served as a Managing Director of Kyocera from 1992 to June 1995. Director of Nitzanim-AVX/Kyocera-Venture Capital Fund
Ltd. and Aerovox Corporation.

JOHN S. GILBERTSON      Age 53  Executive Vice President and Chief
Operating Officer of the Company since April 1994, Corporate Secretary of the Company since April 1996 and a member of the Board since January 1990. Executive Vice President from April 1992 to present, Senior Vice President from September 1990 to March 1992 and employed by the Company since 1981. Director of Kyocera since June 1995.

DONALD B. CHRISTIANSEN  Age 58  Vice President of Finance, Chief
Financial Officer and Treasurer of the Company since April 1994 and a member of the Board since April 1992. Chief Financial
Officer from March 1992 to April 1994.

MARSHALL D. BUTLER      Age 70  Member of the Board since December
1973 and Chairman of the Board from December 1973 to January
1990. Chief Executive Officer from December 1973 until his retirement from the Company in March 1993. Director of Kyocera from 1990 to June 1995. Chairman of the Board of Nitzanim-AVX/Kyocera-Venture Capital Fund Ltd. and Alpha Technologies Group, Incorporated. A Director of MassMutual Corporate Investors and a Director of MassMutual Participation Investors.

CARROLL A. CAMPBELL, JR.        Age 57  Member of the Board since August
1995.  Presently President and Chief Executive Officer of the
American Council of Life Insurance. Governor of South Carolina from January 1987 to January 1995. Director of Fluor
Corporation, Telequest, Wachenhut Corporation and Norfolk
Southern Corporation.

KENSUKE ITOH    Age 59  Member of the Board since January 1990.
President of Kyocera since June 1989 and a Representative
Director of Kyocera since 1985.

RODNEY N. LANTHORNE     Age 52  Member of the Board since January
1990.  President of a United States subsidiary of Kyocera since
January 1987. A Managing Director of Kyocera since 1990.

RICHARD TRESSLER        Age 55  Member of the Board since October 1995.
Professor and head of the Department of Material Science and Engineering at Pennsylvania State University since 1991.

MASAHIRO UMEMURA        Age 53  Member of the Board since January 1990.
General Manager of the Corporate Development Group of Kyocera since June 1992 and Managing Director of Kyocera since June
1993. Executive Vice President and Treasurer of a United States subsidiary of Kyocera from April 1986 to June 1992.

MASAHIRO YAMAMOTO       Age 55  Member of the Board since February
1993. Senior Managing and Representative Director of Kyocera since June 1995. Employee of Kyocera since 1977.

MICHIHISA YAMAMOTO      Age 55  Senior Managing and Representative
Director of Kyocera since June 1992.  Employee of Kyocera since
1970.

YUZO YAMAMURA   Age 55  Member of the Board since July 1995.
President of Kyocera Elco Corporation, a subsidiary of Kyocera.
Senior Managing and Representative Director of Kyocera since
June 1995. Employee of Kyocera since 1965.

Ownership of Securities by Directors, Director Nominees and
Executive Officers

	The Common Stock is the only class of equity securities of the Company outstanding. As of May 12, 1997, the directors and director nominees and each executive officer named in the Summary Compensation Table, individually, and all directors, director nominees and executive officers of the Company as a group, beneficially owned shares of Common Stock of the Company as follows:

			    Amount of Beneficial Ownership
	Name of                Direct &
	Beneficial             Indirect        Percent of
	Owner                  Ownership 1/    Class

Kazuo Inamori                            11,875             *
Benedict P. Rosen                        84,635             *
John S. Gilbertson                       78,323             *
Donald B. Christiansen                   31,777             *
C. Marshall Jackson                      25,585             *
Ernie Chilton                            28,800             *
Marshall D. Butler                        4,875             *
Carroll A. Campbell, Jr.                  1,875             *
Kensuke Itoh                         66,154,875            75.2%  2/
Rodney N. Lanthorne                       3,375             *
Masato Takeda                             1,875             *
Richard Tressler                          2,375             *
Masahiro Umemura                          2,875             *
Masahiro Yamamoto                         2,875             *
Michihisa Yamamoto                        1,000             *
Yuzo Yamamura                             2,875             *

All directors, director nominees
and executive officers as a group    66,496,109           75.5%  2/
(a total of 21 individuals including
those named above)

* Less than 1%

1/ Only includes options granted under the 1995 Stock Option
Plan and the Non-Employee Directors Stock Option Plan that were exercisable within 60 days.

2/ Includes the 66,150,000 shares of Common Stock owned directly or indirectly by Kyocera as to which Mr. Itoh, as President and Representative Director of Kyocera, may be deemed to have voting and investor power.

	The information provided in the above chart as to each director, director nominee and named executive officer, individually, and all directors, director nominees and executive officers as a group, is based on information received from such individuals. However, the listing of such shares is not necessarily an admission of beneficial ownership by the person. Unless otherwise indicated in the footnotes, such individuals held, together with certain members of their family, sole voting and investment power over the shares.

Security Ownership of Certain Beneficial Owners

	Set forth below is a table indicating those persons whom the management of the Company believes to be beneficial owners of more than 5% of any class of the Company's securities as of May
24, 1997.

				     Shares
Name and Address                    Beneficially     Percent
of Beneficial Owner                 Owned            of Class

Kyocera Corporation
5-22 Kitainoue-cho Higashino
Yamashina-ku, Kyoto 607, Japan       66,150,000        75.2%

	Except for Mr. Itoh, who may be deemed to beneficially own the shares held by Kyocera as a result of his voting and investment power of these shares, to the best of the Company's knowledge, as of May 24, 1997, no other person owned more than 5% of the outstanding voting securities of the Company.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

	Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership of any class of the Company's registered equity securities with the Securities and Exchange
Commission and the New York Stock Exchange. The Company believes that during fiscal year ended March 31, 1997, all
Section 16(a) filing requirements applicable to its directors and officers were complied with.

	      Board of Directors - Meetings Held and Committees

	The Board held four meetings during fiscal year ended March 31, 1997. During that period, all the directors attended 75% of the meetings of the Board and meetings of the committees of the Board on which they served, except Messrs. Takeda, Yamamoto and Yamamura who are residents of Japan and are representatives on the Board for Kyocera. Because of time and logistics to travel, Messrs. Takeda, Yamamoto and Yamamura attended two Board meetings.

	The Board has the following standing committees:

	Executive Committee. The Executive Committee has been, and from time to time is, delegated authority by the Board to exercise the powers of the Board in matters pertaining to the management of the business. The Executive Committee held no meetings during fiscal year ended March 31, 1997. The members of the Executive Committee are Messrs. Inamori (Chairman),
Rosen, Butler, Lanthorne and Umemura.

	Audit Committee.  The functions of the Audit Committee include
(a) making recommendations to the full Board as to engagement of the Company's independent auditors, (b) reviewing with the
independent auditors the plan and results of the audit
engagement, (c) reviewing the scope and results of the Company's internal audit procedures, and (d) reviewing proposed audit fees
and other fees of the independent auditors.   The Audit
Committee held one meeting during fiscal year ended March 31, 1997. The members of the Audit Committee are Messrs. Butler (Chairman), Campbell and Tressler.

	Compensation Committee. The Compensation Committee has the full power and authority of the Board with respect to the determination of compensation for all executive officers of the Company. The Compensation Committee also has full power and authority over any compensation plan approved by the Board other than the 1995 Stock Option Plan, including the issuance of shares of Common Stock, as such Compensation Committee may deem necessary or desirable in accordance with such compensation plans. The Compensation Committee held three meetings during the fiscal year ended March 31, 1997. The members of the Compensation Committee are Messrs. Inamori (Chairman), Itoh,
Campbell and Tressler.

	Equity Compensation Committee. The Equity Compensation Committee is a subcommittee of the Compensation Comittee and is responsible for any action on all matters concerning the 1995 Stock Option Plan. This committee consists of the Messrs. Tressler (Chairman), Campbell and Butler. The Equity Compensation Committee held one meeting during the fiscal year ended March 31, 1997.

       Special Advisory Committee. The Special Advisory Committee is required to review and approve all material contracts and transactions between the Company and related parties. The
Special Advisory Committee held one meeting during fiscal year ended March 31, 1997. The members of the Special Advisory
Committee are Messrs. Campbell (Chairman), Butler and Tressler.

		      Compensation of Directors

	Each director who is not an employee of the Company or Kyocera is paid an annual director's fee of $30,000, an attendance fee of $2,500 per Board meeting and reimbursement of travel expenses. Non-employee directors who are required to attend committee meetings will receive $2,500 in addition to reasonable expenses for each meeting attended. In addition, each director who is not an employee of the Company is granted stock options pursuant to the 1995 Non-Employee Directors Stock Option Plan.

Non-Employee Directors Stock Option Plan

	Pursuant to the 1995 Non-Employee Directors Stock Option Plan adopted by the Company, options are granted to members of the Board who are not employees of the Company (a "Non-Employee
Director") for the purchase of an aggregate of up to 100,000 shares of Common Stock. The 1995 Non-Employee Directors Stock
Option Plan is administered by the Board.

	Each Non-Employee Director serving on the Board on August 14, 1995, and each other Non-Employee Director subsequently elected for the first time shall automatically receive an option for 7,500 shares of Common Stock (the "Initial Option"). Beginning in the year in which the fifth anniversary of the grant of the Initial Option occurs and in each year thereafter, each Non-Employee Director who has been re-elected as a member of the Board shall automatically receive an additional option for 1,000 shares of Common Stock. Each Initial Option granted under the 1995 Non-Employee Directors Stock Option Plan will vest at the rate of 25% of the shares subject to the initial grant commencing on the first anniversary of the date of grant, so that such Initial Options will be fully vested as of the fourth anniversary of the initial grant. All options other than Initial Options become exercisable in full beginning on the first anniversary of the date of the grant of the option. In the event the Non-Employee Director ceases to be a director by reason of retirement, incapacity or death, the total number of shares of Common Stock covered by option grants shall thereupon become exercisable; otherwise, options granted shall automatically be forfeited if such person shall cease to be a director. Retirement shall mean resignation from the Board upon reaching retirement age or otherwise resigning or not standing for re-election with the approval of the Board but shall not include any termination of service as a result of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any majority owned subsidiary. The 1995 Non-Employee Directors
Stock Option Plan requires that options granted thereunder will expire on the date which is ten years after the date of grant.

	All options granted to Non-Employee Directors have an exercise price equal to the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange
Composite Transactions Tape on the date of the grant. Options may be exercised by the payment of cash, the tendering of shares of Common Stock or a combination of cash and shares. Options granted under the 1995 Non-Employee Directors Stock Option Plan are not assignable.

	Unless sooner terminated by action of the Board, the 1995
Non-Employee Directors Stock Option Plan will terminate on
August 1, 2005.  Subject to certain exceptions, the 1995
Non-Employee Directors Stock Option Plan may be amended or discontinued by the Board without stockholder approval.

Federal Income Tax Consequences

	There are no Federal tax consequences either to the Non-Employee Directors or to the Company upon the grant of an option. On exercise of an option, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the Non-Employee Director as ordinary income and deductible by the Company. The disposition of shares acquired upon exercise of the option generally result in a capital gain or loss for the Non-Employee Director but will have no tax consequences for the Company.

Deferred Compensation Plan

	The Company sponsors a nonqualified deferred compensation program for non-employee directors which permits participants to defer their compensation related to services rendered as a Board member. The plan provides for several investment options.

			  Executive Compensation

Cash Compensation

	The following table shows cash compensation paid and certain other compensation paid or accrued, by the Company during the fiscal years ended March 31, 1997, 1996, and 1995, to each of the Company's five most highly compensated executive officers as of the end of the last completed fiscal year, including the Chief Executive Officer, in all capacities in which they served.

Summary Compensation Table
						                                               Other      Securities     All
						                                               Annual     Underlying     Other
                     			Fiscal  Salary     Bonus   Compensation    Options   Compensation
Name & Position          Year    ($)        ($)          ($)        (#)       ($)
									 <FN1>        <FN2>
Benedict P. Rosen        1997  $495,000  $184,650    $17,100       75,000      $32,725
President                1996   465,000   730,716     15,484      150,000       31,963
Chief Executive Officer  1995   450,000   762,830      3,788                    31,721

John S. Gilbertson       1997   348,000   128,775     10,035       62,500       32,691
Executive Vice President 1996   322,500   505,470      9,056      125,000       32,019
Chief Operating Officer  1995   300,000   471,280      8,919                    31,721

Donald B. Christiansen   1997   205,000    52,480     12,032       50,000       32,613
Chief Financial Officer  1996   190,000   136,530     10,307      100,000       31,940
Vice President           1995   178,000    99,240      9,639                    30,972

C. Marshall Jackson      1997   183,500    46,870      8,357       50,000       32,601
Senior Vice President of 1996   170,000   134,797      8,303      100,000       30,750
Marketing                1995   158,000   122,640      8,357                    26,303

Ernie Chilton            1997   180,850    20,000     15,745       50,000       24,400
Senior Vice President of 1996   162,800   123,000      9,939      100,000       22,000
Tantalum                 1995   150,000    90,000      9,658                    20,000

<FN1> The stock options granted during the fiscal years ended
March 31, 1997 and 1996, were granted pursuant to the 1995 Stock Option Plan. Includes 75,000 stock options granted to Mr. Rosen in August 1996 which are contingent upon stockholder approval of the proposal included in this Proxy Statement to increase the number of shares of Common Stock which may be issued under the 1995 Stock Option Plan. See Proposal II

<FN2>All other Compensation includes: the Company's contribution on behalf of the respective executive officer pursuant to the terms of the AVX Ltd. Pension Plan ("Pension Plan"), AVX
Corporation Deferred Compensation Plan ("DCP"), AVX Corporation
Stock Bonus Plan ("Bonus Plan") and the AVX Corporation
Retirement Plan ("Savings Plan"). Mr. Chilton participates in a defined benefit pension plan maintained by AVX Limited, a wholly-owned subsidiary of AVX Corporation. The pension plan provides for a retirement benefit at a normal Pension Date, as defined, equal to 60% of the Final Pensionable Salary, as defined, after having completed at least 20 years of continuing service. Mr. Chilton has been employed by AVX Limited since
1979. The table below sets forth the component of All Other
Compensation described above, for the fiscal year ended March 31, 1997, for the above named executive officers:


                     			   Pension Plan    DCP     Bonus Plan     Savings Plan

Benedict P. Rosen                        $13,000    $4,725         $15,000
John S. Gilbertson                        13,000     4,691          15,000
Donald B. Christiansen                    13,000     4,613          15,000
C. Marshall Jackson                       13,000     4,601          15,000
Ernie Chilton                 $ 24,400

Stock Option Grants

	The following table provides certain information concerning the grant of options during the fiscal year ended March 31, 1997 to the executive officers named in the Summary Compensation Table.
In addition, hypothetical gains or spreads, calculated based on assumed rates of annual compounded stock price appreciation of 5% and 10% over the term of the option, have been included in the table.

			Options Granted During the Fiscal Year Ended March 31, 1997
				     Individual Grants <FN1>   <FN2>

		                   Number of     % Total
		                   Securities    Options                                Potential Realizable Value at
		                   Underlying    Granted        Exercise                Assumed Annual Rates Of Stock
		                     Options     Employees      Base Price   Expiration  Appreciation for Option Term
              		       Granted   In Fiscal Year  ($/share) 3/    Date          5%            10%
Benedict P. Rosen       75,000       14.0%        $18.125 <FN3> 8/12/06    $854,900      $2,116,500
John S. Gilbertson      62,500       11.7          18.125       8/12/06     712,400       1,805,500
Donald B. Christiansen  50,000        9.4          18.125       8/12/06     569,900       1,444,300
C. Marshall Jackson     50,000        9.4          18.125       8/12/06     569,900       1,444,300
Ernie Chilton           50,000        9.4          18.125       8/12/06     569,900       1,444,300

<FN1> Each option was granted on August 12, 1996, to purchase shares of Common Stock. Twenty five percent of the shares subject to the options become exercisable one year from the date of grant and 25% become exercisable on each of the three succeeding anniversaries, provided the optionee continues to be employed by the Company or any of its subsidiaries. The actual value an optionee receives is dependent on future stock market conditions, and there can be no assurance that the amounts reflected in the right hand columns of the table will actually be realized. No gain to the optionee is possible without an appreciation in the stock value which will benefit all shareholders commensurately. Includes 75,000 shares of Common Stock underlying stock options granted to Mr. Rosen which are contingent upon the approval by the shareholders of the proposal included in this Proxy Statement to increase the number of shares of Common Stock which may be issued under the 1995 Stock Option Plan .

<FN2> The options were granted pursuant to the 1995 Stock Option
Plan and do not provide for tandem or stand alone stock apprecation rights.

<FN3> Payment for shares of Common Stock upon exercise of a stock option may be made in cash, or with the Company's consent, shares of Common Stock or a combination of cash and shares of Common Stock.

					 Fiscal Year-End Option Values

			                           Number of Shares                Value of Unexercised
			                     Underlying Unexercised Options          In-the-Money Options
                    			       at Fiscal Year End                 at Fiscal Year End

   Name                 Exercisable (#)   Unexercisable (#)  Exercisable($)  Unexercisable ($)
Benedict P. Rosen          37,500           187,500              $0            $206,250
John S. Gilbertson         31,250           156,250               0             171,875
Donald B. Christiansen     25,000           125,000               0             137,500
C. Marshall Jackson        25,000           125,000               0             137,500
Ernie Chilton              25,000           125,000               0             137,500

		 Compensation Committee Interlocks and Insider Participation

	During the fiscal year ended March 31, 1997, the Compensation Committee was comprised of Messrs. Inamori, Itoh, Campbell and Tressler. Dr. Inamori is Chairman of the Board and Mr. Itoh is President of Kyocera. Kyocera owns 66,150,000 shares, or 75.2%, of the Company's outstanding Common Stock and has engaged in a significant number and variety of related company transactions.

			       Report of Compensation Committee

	This report provides an overview of the Company's executive compensation philosophy and describes the role of the Compensation Committee.

	The Board established a Compensation Committee in August 1995, in connection with the Company's initial public offering.
Beginning with fiscal year commencing April 1, 1996, the Compensation Committee, subject to review by the Board, made determinations regarding salary levels and annual incentive bonus opportunities for executive officers, and performed such other compensation related functions that were delegated to the Compensation Committee by the Board.

	The Company's compensation policy reflects a commitment to an executive compensation plan which enables the Company to attract, retain and motivate highly qualified management professionals. The Company's compensation philosophy is to directly align executive compensation with the financial performance of the organization. The Company believes that the relationship between executive compensation and Company performance will create benefit for all shareholders.

	The Executive compensation program has been developed by the Compensation Committee using various factors which include, historical earnings, review of industry competition executive compensation plans, and consultation with compensation experts.
The key elements of the executive compensation program are base salary, annual incentive bonus and stock options in addition to those benefits provided under the Company's retirement plans.

	The Compensation Committee and its subcommittee, The Equity Compensation Committee, review and approve each element of the Company's executive compensation program and periodically assesses the effectiveness of the program as a whole. This program covers the chief executive officer, the four other named executive officers and all other executive officers of the Company. Specifically, the committees approve the salaries of all executive officers, cash awards under the Company's
Officers' Annual Incentive Program ("OAIP"), the grant of stock options under the 1995 Stock Option Plan ("SOP"), and the provision of any special benefits or perquisites to executive officers.

The Base Salary Program

	The base salary program is intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution to the Company. Each executive officer's individual performance is reviewed to arrive at merit increase determinations. These merit increases are then reviewed within the context of the total merit increase budget to determine reasonableness.

The Officers' Annual Incentive Program

	The OAIP provides for annual cash incentive compensation based on various performance measures for executive officer positions.
 Bonus awards are paid under the OAIP generally if the Company's financial performance exceeds a predetermined performance target. The bonus awards for the Chief Executive Officer and the Chief Operating Officer are based on a percentage of profits. The rest of the executive officer bonuses are derived from a pool determined based on a percentage of profits.

Stock Option Plan

	The SOP is designed to reward executive officers and other key employees directly for appreciation in the long-term price of the Company's stock. The plan directly links the compensation of executive officers to gains by the shareholders and encourages executive officers to adopt a strong stakeholder orientation in their work. The SOP also places what can be a significant element of compensation at risk because the options have no value unless there is apprecation over time in the value of Company stock.

	With the understanding that the value (if any) of stock options is based on future performance, the Company bases stock option grants on levels of expected value for long-term incentive grants among other companies and other comparable corporate employers. The Equity Compensation Committee periodically reviews the practices, grant levels, and grant values of other companies to ensure the plan continues to meet the Company's objectives.

Chief Executive Officer Compensation

	As President and Chief Executive Officer of the Company, Mr. Rosen's base salary and merit increase for fiscal year ended
March 31, 1997, reflect his substantial responsibilities. Based on these responsibilities, the Board awarded Mr. Rosen a base salary of $495,000 reflecting a merit increase of 6.4% over the prior year.

	Mr. Rosen received an Annual Incentive Bonus. Such bonus was based on the Company's financial results for the fiscal year ended March 31, 1997. In August 1996, Mr. Rosen was awarded stock options for 75,000 shares of Common Stock condtioned upon shareholder approval of an increase in the number of shares authorized for issuance under the 1995 Stock Option Plan.

Deferred Compensation Plan

	Each employee of the Company whose annual compensation is in excess of $150,000, is eligible to participate in the deferred compensation plan. The Company contributes an equivalent amount that the officer would have been entitled to under the Company's regular retirement program, up to allowable statutory limitations, but is otherwise limited under regulatory requirements.

Summary

	The Compensation Committee believes the executive compensation program is adequate to accomplish the program's goals of attracting, retaining, and motivating highly qualified management professionals. The Committee additionally believes the executive compensation program is fair to both the executive officers and the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD:

	Kazuo Inamori, Chairman
	Carroll A. Campbell, Jr.
	Kensuke Itoh
	Richard Tressler

Employment Agreement

	Benedict Rosen has an employment agreement that provides for a two year advisory period upon his retirement from the Company.
During this advisory period Mr. Rosen will receive an annual payment equivalent to his most recent base salary. If Mr. Rosen dies previous to or during the two year advisory period, his heirs will be entitled to the compensation Mr. Rosen would have received.

Performance Graph

	The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common
Stock from August 15, 1995 through March 31, 1997, with the cumulative total return of the S&P 500 Stock Index and a Peer Group Index. The Peer Group is comprised of the following companies: AMP, Amphenol, Kemet, Methode, Molex and Vishay. Fiscal year 1996 Peer Group figures have been revised to exclude Augat, which is no longer a publicly traded company.

	     Comparison of Quarterly Cumulative Total Return:

			 AVX, Peer Group, S&P 500
		 Value of $100 Invested on August 15, 1995

	              	Aug-15-95  Sep-30-95  Dec-31-95  Mar-31-96  Jun-30-96  Sep-30-96  Dec-31-96  Mar-31-97
AVX                100         131       104         86        73          91         85        83
Custom Peer Group  100          97        91         94        91          91         92        85
S&P 500            100         105       111        117       122         126        137       140


	The Stock Price Performance Graph above and the foregoing Report of Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

			       PROPOSAL II
		  PROPOSED RATIFICATION OF AN AMENDMENT
		   TO THE 1995 STOCK OPTION PLAN

	The Board has adopted, subject to stockholder approval, amendments to the 1995 Stock Option Plan to (i) increase the number of shares that may be issued under the plan by 1,100,000 and (ii) modify the 300,000 share limit on the stock options that may be granted to any one individual to apply to grants in any five-year period.

	As of May 24, 1997, 1,488,500 shares of Common Stock were subject to outstanding options granted under the 1995 Stock Option Plan, excluding options conditionally granted (the "Conditional Grant") on August 12, 1996 to Mr. Rosen to purchase 75,000 shares of Common Stock at $18.125 per share, which grant was conditioned upon stockholder approval of an increase in number of shares available for issuance under the 1995 Stock Option Plan. Other than the Conditional Grant to Mr. Rosen, no additional stock options are presently contemplated to be granted under the 1995 Stock Option Plan.

	The purpose of the 1995 Stock Option Plan is to promote Company success by aligning employee financial interests with long-term shareholder value. The Board believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the plan unless the additional shares are authorized. The modification of the 300,000 share limit with respect to which any one individual may be granted stock options to apply to grants in any five-year period allows the Company more flexibility in providing equity incentives to its employees while assuring that any compensation deemed paid by the Company in connection with the exercise of these options will qualify as performance-based compensation which is not subject to the $1 million limitation on the tax deductibility of executive compensation per covered individual imposed under Section 162
(m) of the Internal Revenue Code of 1986, as amended

(the "Code" ).

The material terms of the 1995 Stock Option Plan are summarized below.

				    Stock Option Plan

	Pursuant to the 1995 Stock Option Plan, as amended, options may be granted to officers and key employees of the Company for the purchase of up to an aggregate of 2,650,000 shares of Common
Stock. As of May 24, 1997, approximately 90 employees (including
10 officers) of the Company were eligible to participate in the 1995 Stock Option Plan. The 1995 Stock Option Plan is administered by the Equity Compensation Committee which determines, in its discretion, the number of shares subject to each option granted and the related purchase price and option period. Incentive stock options ("ISO's"), as defined by the Code and nonqualified stock options ("NQSO's") may currently be granted under the 1995 Stock Option Plan. No person, however, may be granted options under this plan during any five year period representing an aggregate of more than 300,000 shares of Common Stock. The 1995 Stock Option Plan requires that the exercise price for each stock option may not be less than 100% of the fair market value of the Common Stock on the date the option is granted.

	Under the 1995 Stock Option Plan, no ISO may be granted to an employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company unless the option price is at least 110% of the fair market value of the Common Stock at the date of grant. An ISO may not be granted to any employee if the aggregate fair market value of the Common Stock (determined as of the date of grant) with respect to which such options have been granted are exercisable for the first time by such employee during any calendar year exceeds $100,000.

	The 1995 Stock Option Plan requires that each stock option shall expire on the date specified by the Equity Compensation Committee, but not more than ten years from its date of grant; however, in the case of an employee who at the time of such grant owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, such options shall not be exercisable after the expiration of five years after the date of grant. Options will become exercisable in accordance with the stock option agreement; provided, however, that no options shall be exercisable until the six-month anniversary of the date of its grant. Except as provided otherwise in the applicable agreement or upon termination of employment due to death, retirement after age 55 ("Retirement") or incapacity, if the employee voluntarily terminates his employment or he is terminated for cause, his or her option (whether or not vested) shall immediately terminate. If the employee's employment is terminated by the Company for reasons other than cause, the option may be exercised within 90 days of such termination but in no event beyond the scheduled expiration of the option. If the employee's employment is terminated due to death, retirement or incapacity, the option may (a) at the discretion of the Equity Compensation Committee, become fully vested and (b) be exercised, to the extent vested, including options vested in accordance with (a) above, during the one-year period following such termination but in no event beyond the scheduled expiration of the option. Options may be exercised by the payment of cash, or unless prohibited by the option agreement, by the delivery of shares of Common Stock. Options granted under the 1995 Stock Option Plan are not assignable.

			Federal Income Tax Consequences

	The following brief description of the tax consequences of awards under the 1995 Stock Option Plan is based on Federal tax laws currently in effect and does not purport to be a complete description of such Federal tax consequences.

Options

	There are no Federal tax consequences either to the optionee or to the Company upon the grant of an ISO or of a NQSO. On the exercise of an ISO, the optionee will not recognize any income and the Company will not be entitled to a deduction, although such exercise may give rise to alternative minimum tax liability for the optionee. Generally, if the optionee disposes of shares acquired upon exercise of an ISO within two years of the date of grant or one year of the date of exercise, the optionee will recognize ordinary income and, subject to the limitation described below, the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise over the option price (limited generally to the gain on the sale). The balance of any gain, and any loss, will be treated as a capital gain or loss to the optionee. If the shares are disposed of after the foregoing holding requirements are met, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

	On exercise of a NQSO, the excess of the date-of-exercise fair market value of the shares acquired over the option price will generally be taxable to the optionee as ordinary income and, subject to the limitation described below, deductible by the Company. The disposition of shares acquired upon exercise of a NQSO will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company.

Limitation on Company's Deduction

	Pursuant to Code Section 162(m), the Company's tax deduction for all compensation paid to specified officers in any one year is limited to $1,000,000. The Company's deduction arising from an underlying stock acquired through the exercise of an NQSO (or the sale of the underlying stock acquired through the exercise of an ISO before the required holding periods are met) will be exempt from this limitation if certain outside director and shareholder approval requirements are met.

	The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Annual Meeting and entitled to vote on the Proposal is required for approval of the amendments to the 1995
Stock Option Plan. The amendments to the 1995 Stock Option Plan are conditional upon and are of no force and effect unless the proposal receives approval by the requisite vote of the shareholders.

	The Board recommends a vote FOR ratification of the amendments to the 1995 Stock Option Plan.

				      PROPOSAL III
			PROPOSED RATIFICATION OF APPOINTMENT
			     OF INDEPENDENT AUDITORS

	The Board has appointed Coopers & Lybrand, L.L.P. as the independent auditors to examine the accounts of the Company for the fiscal year commencing April 1, 1997. Coopers & Lybrand L.L.P. has been serving the Company in this capacity for many years. In the event that ratification of this selection of auditors is not approved by the affirmative vote of a majority of the shares voting on the proposal, the selection of independent auditors will be reconsidered by the Board.

	A member of Coopers & Lybrand L.L.P. is expected to be in attendance at the Annual Meeting with the opportunity to make a statement and respond to questions.

	The Board recommends a vote FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors.

Shareholder Proposals

	If any shareholder intends to present a proposal to the Company for inclusion in its proxy statement relating to the Annual
Meeting of Shareholders expected to be held in July 1998, or wishes to recommend nominees to the Board, such proposal, in writing and addressed to the Corporate Secretary, must be received by the Company no later than January 16, 1998.

	In general, stockholder proposals intended to be presented at an Annual Meeting, including proposals for the nomination of directors, must be received by the Company 60 days in advance of the meeting, or prior to May 15, 1998, to be considered for the 1998 Annual Meeting.

Proxy Solicitation

	The entire cost of this solicitation will be borne by the Company, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for their reasonable Xexpenses in sending proxy materials to the beneficial owners of stock. Solicitation will primarily be made by mail, but proxies may be solicited personally, by telephone or by facsimile. In addition, the Company has retained Wachovia Bank of North Carolina to assist in the solicitation of proxies at a fee estimated to be $8,000, excluding out-of-pocket expenses.



	By order of the Board,

 /S/ John S. Gilbertson
	-------------------
	John S. Gilbertson
	Corporate Secretary

	  June 5, 1997

AVX CORPORATION

Directors Recommend Voting For 1, 2 and 3

Mark box at right if an address change or comment has been noted
on the reverse side of this card.          _______

RECORD DATE SHARES:


Please be sure to sign and date this Proxy           Date_____________________

Shareholder sign here   ____________________ Co-owner sign  here ____________

DETACH CARD

1. Election of Directors,             For     Withhold        For All
				                                                          Except

Nominees:


Marshall D. Butler              Kensuke Itoh                Masahiro Umemura
Carroll A. Campbell, Jr.        Rodney N. Lanthorne         Masahiro Yamamoto
Donald B. Christiansen          Benedict P. Rosen           Michihisa Yamamoto
John S. Gilbertson              Richard Tressler            Yuzo Yamamura
Kazuo Inamori

NOTE: If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominee(s).

2. Ratify an increase to the number of shares by 1,100,000 that may be issued pursuant to the terms of the 1995 Stock Option
Plan and modify the 300,000 share limit.
							   For Against Abstain

3.  Proposal to approve the election of  Coopers & Lybrand
L.L.P. certified public accountants as the independent auditors of the corporation.
							  For  Against Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AVX CORPORATION
17TH  Ave. South - Myrtle Beach, South Carolina 29577

The undersigned hereby appoint Benedict P. Rosen, President and Chief Executive Officer, or John S. Gilbertson, Executive Vice President, Chief Operating Officer and Corporate Secretary, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of AVX Corporation held of record by the undersigned on May 24, 1997 at the Annual Meeting of Shareholders to be held on July 17, 1997, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, if a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?                         DO YOU HAVE ANY COMMENTS?

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